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                                                                EXHIBIT 3.3

                         EQUITY OFFICE PROPERTIES TRUST


                             ARTICLES SUPPLEMENTARY


                     ESTABLISHING AND FIXING THE RIGHTS AND
                  PREFERENCES OF A SERIES OF PREFERRED SHARES


     Equity Office Properties Trust, a Maryland real estate investment trust (the "Trust"), certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: Under a power contained in Article VI of the Trust's Articles of Amendment and Restatement of Declaration of Trust (the "Declaration of Trust") the Board of Trustees (the "Board"), by resolutions duly adopted on February 13, 1998, classified and designated 7,000,000 Preferred Shares (as defined in the Declaration of Trust) as 5.25% Series B Convertible, Cumulative Preferred Shares, with the preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of shares as follows:

(1) Designation and Number. A series of Preferred Shares, designated the "5.25% Series B Convertible, Cumulative Preferred Shares" (the "Series B Preferred Shares"), is hereby established. The par value of the Series B Preferred Shares is $.01 per share, which is not a change in the par value of the Preferred Shares as set forth in the Declaration of Trust. The number of Series B Preferred Shares shall be 7,000,000.

(2) Rank. The Series B Preferred Shares shall, with respect to distribution rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Trust, rank (a) senior to all classes or series of Common Shares (as defined in the Declaration of Trust) and to all equity securities the terms of which provide that such equity securities shall rank junior to such Series B Preferred Shares; (b) on a parity with all equity securities issued by the Trust, including the Series A Cumulative Redeemable Preferred Shares classified and designated pursuant to resolutions duly adopted by the Board on November 13, 1997, other than those referred to in clauses (a) and
(c); and (c) junior to all equity securities issued by the Trust which rank senior to the Series B Preferred Shares in accordance with Section 6(d). The term "equity securities" shall not include convertible debt securities.

(3) Distributions.

     (a) Holders of Series B Preferred Shares shall be entitled to receive, when and as authorized by the Board, out of funds legally available for the payment of distributions, cumulative preferential cash distributions at the rate of 5.25% of the $50.00 liquidation preference per annum (equivalent to a fixed annual amount of $2.625 per share). Distributions (which term as used herein shall include liquidated



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damages, if any, payable pursuant to Section 3(f) hereof), shall be payable quarterly in equal amounts in arrears on the fifteenth day of each February, May, August and November or, if not a business day, the next succeeding business day, beginning May 15, 1998 (each, a "Distribution Payment Date").
Any distribution (including the initial distribution) payable on the Series B Preferred Shares for any partial distribution period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions shall be payable to holders of record as they appear in the share records of the Trust at the close of business on the applicable record date, which shall be the first day of the calendar month in which the applicable Distribution Payment Date falls or such other date designated by the Board for the payment of distributions that is not more than 30 nor less than 10 days prior to such Distribution Payment Date (each, a "Distribution Record Date").

     (b) No distribution on the Series B Preferred Shares shall be authorized by the Board or paid or set apart for payment by the Trust at such time as the terms and provisions of any agreement of the Trust, including any agreement relating to its indebtedness, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or if such authorization or payment shall be restricted or prohibited by law. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Series B Preferred Shares which may be in arrears.

     Notwithstanding the foregoing, distributions on the Series B Preferred Shares shall accumulate whether or not any of the foregoing restrictions exist, whether or not there are funds legally available for the payment thereof and whether or not such distributions are authorized. Accumulated but unpaid distributions on the Series B Preferred Shares shall not bear interest and holders of the Series B Preferred Shares shall not be entitled to any distributions in excess of full cumulative distributions. Any distribution payment made on the Series B Preferred Shares shall first be credited against the earliest accumulated but unpaid distribution due with respect to such shares which remains payable.

     (c) Except as provided in subsection 3(d) herein, if any Series B Preferred Shares are outstanding, no distributions (other than in Common Shares or other equity securities of the Trust ranking junior to the Series B Preferred Shares as to distributions and upon liquidation, dissolution or winding up of the Trust) shall be declared or paid or set apart for payment nor shall any other distribution be declared or made on any equity securities of the Trust ranking, as to distributions or upon liquidation, dissolution or winding up of the Trust, on a parity with or junior to the Series B Preferred Shares for any period unless full cumulative distributions have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series B Preferred Shares for all past distribution periods and the then current distribution period, nor shall any Common Shares, or any other equity securities of the Trust ranking junior to or on a parity with the Series B Preferred Shares as to distributions or upon liquidation,

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dissolution or winding up of the Trust, be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such equity securities) by the Trust (except by conversion into or exchange for other equity securities of the Trust ranking junior to the Series B Preferred Shares as to distributions and upon liquidation, dissolution or winding up of the Trust).

     (d) When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series B Preferred Shares and any other equity securities ranking on a parity as to distributions with the Series B Preferred Shares, all distributions declared upon the Series B Preferred Shares and any other equity securities ranking on a parity as to distributions with the Series B Preferred Shares shall be declared pro rata so that the amount of distributions declared per share of Series B Preferred Shares and such other equity securities shall in all cases bear to each other the same ratio that accumulated distributions per share on the Series B Preferred Shares and such other equity securities (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such equity securities do not have a cumulative distribution) bear to each other.

     (e) Holders of Series B Preferred Shares shall not be entitled to any distribution, whether payable in cash, property or shares, in excess of full cumulative distributions on the Series B Preferred Shares as described above. Accumulated but unpaid distributions on the Series B Preferred Shares will accumulate as of the Distribution Payment Date on which they first become payable.

     (f) If the Trust fails to file a registration statement within the period of time required by the Registration Rights Agreement dated February 18, 1998 between the Trust and Lehman Brothers Inc. (the "Registration Rights Agreement"), or the required registration statement does not become effective within the period of time required by the Registration Rights Agreement, or the Trust fails to maintain the effectiveness of the registration statement as required by the Registration Rights Agreement, or the Series B Preferred Shares are not approved for listing by the New York Stock Exchange within the period of time required by the Registration Rights Agreement, liquidated damages shall accumulate on the $50.00 liquidation preference of the Series B Preferred Shares at a rate of 0.25% per annum (equivalent to a fixed annual amount of $0.125 per share) with respect to the first quarter immediately following such event and at a rate of 0.50% per annum (equivalent to a fixed annual amount of $0.25 per share) with respect to the second quarter and all subsequent quarters following such event.

(4) Liquidation Preference.

     (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Trust, the holders of the Series B Preferred Shares shall be entitled to receive out of the assets of the Trust available for distribution to shareholders remaining after payment or provisions for payment of all debts and other liabilities of

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the Trust a liquidation preference of $50.00 per share, plus an amount equal to any accumulated and unpaid distributions to the date of payment, before any distribution of assets is made to holders of Common Shares or any other equity securities that rank junior to the Series B Preferred Shares as to liquidation rights.

     (b) If upon any such voluntary or involuntary liquidation, dissolution or winding up of the Trust, the assets of the Trust are insufficient to make such full payment to holders of the Series B Preferred Shares and the corresponding amounts payable on all shares of other classes or series of equity securities of the Trust ranking on a parity with the Series B Preferred Shares as to liquidation rights, then the holders of the Series B Preferred Shares and all other such classes or series of equity securities shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     (c) Written notice of any such liquidation, dissolution or winding up of the Trust, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series B Preferred Shares at the respective addresses of such holders as the same shall appear on the share transfer records of the Trust.

     (d) After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series B Preferred Shares shall have no right or claim to any of the remaining assets of the Trust.

     (e) None of a consolidation or merger of the Trust with or into another entity, a merger of another entity with or into the Trust, a statutory share exchange by the Trust or a sale, lease or conveyance of all or substantially all of the Trust's property or business shall be considered a liquidation, dissolution or winding up of the Trust.

(5) Redemption.

     (a) Cash Redemption Right. The Series B Preferred Shares are not redeemable prior to February 15, 2003. To ensure that the Trust remains a qualified real estate investment trust ("REIT") for federal income tax purposes, however, the Series B Preferred Shares shall be subject to the provisions of Article VII of the Declaration of Trust pursuant to which Series B Preferred Shares owned by a shareholder in excess of the Ownership Limit (as defined in Article VII of the Declaration of Trust, and as modified by subparagraph 9 hereof) shall automatically be transferred to a Charitable Trust (as defined in Article VII of the Declaration of Trust) and the Trust shall have the right to purchase such shares, as provided in Article VII of the Declaration of Trust. On and after February 15, 2003, the Trust, at its option, upon giving notice as provided below, may redeem the Series B Preferred Shares, in whole or from time to time in part, at the following redemption prices per Series B Preferred Share if redeemed during the twelve-month period beginning February 15 of the year indicated below, plus, in each case, all distributions accumulated and unpaid on such

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Series B Preferred Share to the date of such redemption (the "Cash Redemption
Right"):


                        Redemption Price Per
Year                    Series B Preferred Share
----                    ------------------------
2003..................  $51.1667
2004..................  $50.8750
2005..................  $50.5833
2006..................  $50.2917
2007 and thereafter...  $50.0000

     (b) Share Redemption Right. In addition to the Cash Redemption Right set forth in (a) above, on and after February 15, 2003, the Series B Preferred Shares shall be redeemable by the Trust, in whole or in part, at the option of the Trust, for such number of Common Shares as equals the liquidation preference of the Series B Preferred Shares to be redeemed divided by the Conversion Price (defined in subsection 7(a) herein) as of the opening of business on the date set for such redemption (equivalent initially to a conversion rate of 1.40056 Common Shares per Series B Preferred Share (the "Share Redemption Right")). The Trust may exercise the Share Redemption Right only if for 20 Trading Days (as defined in Section 9 herein) within any period of 30 consecutive Trading Days, including the last day of such period, the closing price of the Common Shares on the New York Stock Exchange exceeds $41.055 per share, subject to adjustment, under the circumstances described in
Section 7 herein, with respect to the Conversion Price. To exercise the Share Redemption Right, the Trust shall issue a press release announcing the redemption prior to the opening of business on the second trading day after the conditions described in the preceding sentences have, from time to time, been met (the "Press Release"), but shall not issue a Press Release prior to December 15, 2002. The Press Release shall announce the redemption and set forth the number of Series B Preferred Shares that the Trust intends to redeem. The redemption date (which may not be before February 15, 2003) shall be selected by the Trust, shall be specified in the notice of redemption and shall be not less than 30 days or more than 60 days after the date on which the Trust issues the Press Release. Any date fixed for redemption pursuant to this
Section 5 is referred to herein as a "Redemption Date."

     (c) Limitations on Redemption.

     (i) The Trust may exercise the Cash Redemption Right provided that the redemption price (other than the portion thereof consisting of accumulated and unpaid distributions) is payable solely out of the sale proceeds of other equity securities of the Trust, and from no other source. For purposes of the preceding sentence, "equity

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securities" means any equity securities (including Common Shares and Preferred
Shares (as defined in the Declaration of Trust)), shares, interest, participation or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing.

     (ii) If fewer than all of the outstanding Series B Preferred Shares are to be redeemed or exchanged pursuant to the Cash Redemption Right or the Share Redemption Right, the shares to be redeemed shall be determined pro rata or by lot or in such other manner as prescribed by the Board. If such redemption is to be by lot and, as a result of such redemption, any holder of Series B Preferred Shares would become a holder of a number of Series B Preferred Shares in excess of the Ownership Limit (as defined in Section 8 herein) because such holder's Series B Preferred Shares were not redeemed, or were only redeemed in part, then, except as otherwise provided in the Declaration of Trust, the Trust will redeem the requisite number of Series B Preferred Shares of such holder such that he will not hold in excess of the Ownership Limit subsequent to such redemption.

     (iii) Notwithstanding anything to the contrary contained herein, unless full cumulative distributions on all Series B Preferred Shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the current distribution period, no Series B Preferred Shares shall be redeemed unless all outstanding Series B Preferred Shares are simultaneously redeemed or exchanged; provided, however, that the foregoing shall not prevent the purchase or acquisition of Series B Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series B Preferred Shares. In addition, unless full cumulative distributions on all outstanding Series B Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distributions periods and the then current distribution period, the Trust shall not purchase or otherwise acquire directly or indirectly any Series B Preferred Shares or any equity securities of the Trust ranking junior to or on a parity with the Series B Preferred Shares as to distributions or upon liquidation, dissolution or winding up of the Trust (except by conversion into or exchange for equity securities of the Trust ranking junior to the Series B Preferred Shares as to distributions and upon liquidation, dissolution or winding up of the Trust).

     (iv) The foregoing provisions of subsections 5(c)(i)-(iii) shall not prevent the purchase by the Trust of Series B Preferred Shares pursuant to
Article VII of the Declaration of Trust or otherwise in order to ensure that the Trust remains qualified as a REIT for federal income tax purposes.

     (v) Immediately prior to any redemption of Series B Preferred Shares, the Trust shall pay, in cash, any accumulated and unpaid distributions through the Redemption Date, unless a Redemption Date falls after a Distribution Record Date and on or prior to the corresponding Distribution Payment Date, in which case each holder

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of Series B Preferred Shares at the close of business on such Distribution
Record Date shall be entitled to the distribution payable on such shares on the corresponding Distribution Payment Date notwithstanding the redemption of such shares on or prior to such Distribution Payment Date. Except as provided above, the Trust will make no payment or allowance for unpaid distributions, whether or not in arrears, on Series B Preferred Shares for which a notice of redemption has been given.

     (d) Mandatory Redemption. The Trust shall redeem for cash all outstanding Series B Preferred Shares on February 15, 2008 at a price of $50.00 per Series B Preferred Share, plus accumulated and unpaid distributions to the redemption date.

     (e) Procedures for Redemption.

     (i) Notice of redemption pursuant to the Cash Redemption Right shall be
(a) given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the Redemption Date; and (b) mailed, not less than 30 nor more than 60 days prior to the Redemption Date, to each holder of record of Series B Preferred Shares to be redeemed, notifying such holder of the Trust's election to redeem such shares. Notice of redemption pursuant to the Share Redemption Right shall be given not more than four business days after the date on which the Trust issues the Press Release to each holder of record of the Series B Preferred Shares to be redeemed. Such notice shall be provided by mail at such holder's address as the same appears on the share records of the Trust, or by publication in a newspaper of general circulation in the City of New York. If the Trust elects to provide such notice by publication, it shall also promptly mail notice of such redemption to the holders of the Series B Preferred Shares to be redeemed. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series B Preferred Shares except as to the holder to whom notice was defective or not given.

     (ii) In addition to any information required by law or by the applicable rules of any exchange upon which the Series B Preferred Shares may be listed or admitted to trading, such notice shall state: (i) the Redemption Date, (ii) with respect to the Cash Redemption Right, the cash redemption price per Series B Preferred Share and, with respect to the Share Redemption Right, the number of Common Shares to be issued with respect to each Series B Preferred Share,
(iii) the number of shares to be redeemed (and, if fewer than all the Series B Preferred Shares are to be redeemed from such holder, the number of shares to be redeemed from such holder), (iv) the place or places where certificates for such Series B Preferred Shares are to be surrendered for payment of the redemption price in cash, with respect to the Cash Redemption Right, and in certificates representing Common Shares with respect to the Share Redemption Right, (v) that distributions on the shares to be redeemed will cease to accumulate on such Redemption Date and (vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate.


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     (iii) On or after the Redemption Date, each holder of Series B Preferred
Shares to be redeemed shall present and surrender the certificates representing his Series B Preferred Shares to the Trust at the place designated in the notice of redemption and thereupon the redemption price (in cash or Common Shares, as applicable) of such shares shall be paid to or on the order of the person whose name appears on such certificate representing Series B Preferred Shares as the owner thereof and each surrendered certificate shall be canceled. If fewer than all the shares represented by any such certificate representing Series B Preferred Shares are to be redeemed, a new certificate shall be issued representing the unredeemed shares.

     (iv) From and after the Redemption Date (unless the Trust defaults in payment of the redemption price), all distributions on the Series B Preferred Shares designated for redemption in such notice shall cease to accumulate and all rights of the holders thereof, except the right to receive the redemption price thereof (including all accumulated and unpaid distributions up to the Redemption Date), shall cease and terminate and such shares shall not thereafter be transferred (except with the consent of the Trust) on the Trust's books, and such shares shall not be deemed to be outstanding for any purpose whatsoever. At its election, the Trust, prior to a Redemption Date, may irrevocably deposit the redemption price (including accumulated and unpaid distributions) of the Series B Preferred Shares so called for redemption in trust for the holders thereof with a bank or trust company, in which case the redemption notice to holders of the Series B Preferred Shares to be redeemed shall (i) state the date of such deposit, (ii) specify the office of such bank or trust company as the place of payment of the redemption price and (iii) require such holders to surrender the certificates representing such shares at such place on or about the date fixed in such redemption notice (which may not be later than the Redemption Date) against payment of the redemption price (including all accumulated and unpaid distributions to the Redemption Date).
At the close of business on a Redemption Date relating to the Trust's Share Redemption Right, each holder of Series B Preferred Shares to be so redeemed (unless the Trust defaults in the delivery of the Common Shares payable on such Redemption Date) shall be deemed to be the record holder of the number of Common Shares into which such Series B Preferred Shares is to be so redeemed, regardless of whether such holder has surrendered the certificates representing the Series B Preferred Shares. Any monies or Common Shares so deposited which remain unclaimed by the holders of the Series B Preferred Shares at the end of two years after the Redemption Date shall be returned by such bank or trust company to the Trust.

     (f) Status of Redeemed Shares. Any Series B Preferred Shares that shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued Preferred Shares, without designation as to series until such shares are once more designated as part of a particular series by the Board.

     (g) No Fractional Shares. No fractional shares or scrip representing fractions of Common Shares shall be issued upon redemption of a Series B Preferred Share pursuant to the Trust's Share Redemption Right. Instead of any fractional interest in a Common Share that would otherwise be deliverable upon the redemption

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of a share of Series B Preferred Shares, the Trust shall pay to the holder of such Series B Preferred Share an amount in cash in respect of such fractional interest (computed to the nearest cent) based upon the Current Market Price of Common Shares on the Trading Day immediately preceding the Redemption Date. If more than one Series B Preferred Share shall be surrendered for redemption at one time by the same holder, the number of full Common Shares issuable upon redemption thereof shall be computed on the basis of the aggregate number of Series B Preferred Shares so surrendered.

     (h) Common Shares Issuable Upon Redemption. The Trust covenants that any Common Shares issued upon redemption of the Series B Preferred Shares shall be validly issued, fully paid and non-assessable.

(6) Voting Rights.

     (a) Holders of the Series B Preferred Shares shall not have any voting rights, except as provided by law and as described below.

     (b) Whenever distributions on any Series B Preferred Shares shall be in arrears for six or more quarterly periods (a "Preferred Distribution Default"), the holders of such Series B Preferred Shares (voting separately as a class with all other equity securities ranking on a parity with the Series B Preferred Shares as to distributions and upon voluntary or involuntary liquidation, dissolution or winding up of the Trust upon which like voting rights have been conferred and are exercisable ("Parity Preferred Shares") shall be entitled to vote for the election of a total of two additional trustees of the Trust (the "Preferred Share Trustees") who shall each be elected for one-year terms. Such election shall be held at a special meeting called by the holders of record of at least 20% of the outstanding Series B Preferred Shares or the holders of shares of any other series of Parity Preferred Shares so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of shareholders) or, if the request for a special meeting is received by the Trust less than 90 days before the date fixed for the next annual or special meeting of the shareholders, at the next annual or special meeting of shareholders, and at each subsequent annual meeting until all distributions accumulated on the Series B Preferred Shares for the past distribution periods and the distribution for the then current distribution period shall have been fully paid or authorized and a sum sufficient for the payment thereof set aside for payment in full.

     (c) If and when all accumulated distributions and the distribution for the current distribution period on the Series B Preferred Shares shall have been paid in full or set aside for payment in full, the holders of Series B Preferred Shares shall be divested of the voting rights set forth in Section 6(b) herein (subject to revesting in the event of each and every Preferred Distribution Default) and, if all accumulated distributions and the distribution for the current distribution period have been paid in full or set aside for payment in full on all other series of Parity Preferred Shares upon which like voting rights have been conferred and are exercisable, the term of office of each Preferred Share Trustee so elected shall terminate. So long as a Preferred Distribution Default shall continue, any vacancy in the office of a Preferred Share

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Trustee may be filled by written consent of the Preferred Share Trustee remaining in office, or if there is no such remaining trustee, by vote of holders of a majority of the outstanding Series B Preferred Shares and any other such other series of Parity Preferred Shares voting as a single class. Any Preferred Share Trustee may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding Series B Preferred Shares when they have the voting rights set forth in Section 6(b) (voting separately as a class with all other series of Parity Preferred Shares upon which like voting rights have been conferred and are exercisable). The Preferred Share Trustees shall each be entitled to one vote per trustee on any matter.

     (d) So long as any Series B Preferred Shares remain outstanding, the Trust shall not, without the affirmative vote or consent of the holders of at least two-thirds of Series B Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of shares of beneficial interest ranking prior to Series B Preferred Shares with respect to the payment of distributions or the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding up of the Trust or reclassify any authorized shares of beneficial interest of the Trust into such shares, or create, authorize or issue any obligation or security convertible or exchangeable into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Declaration of Trust or these Articles Supplementary, whether by merger or consolidation (an "Event") or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of such Series B Preferred Shares or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as Series B Preferred Shares remain outstanding with the terms thereof materially unchanged, taking into account that, upon the occurrence of an Event, the Trust may not be the surviving entity and such surviving entity may thereafter be the issuer of the Series B Preferred Shares, the occurrence of any such Event shall not be deemed to materially adversely affect such rights, preferences, privileges or voting powers of holders of Series B Preferred Shares; and provided further that (x) any increase in the amount of the authorized Preferred Shares or the creation or issuance of any other series of Preferred Shares, or (y) any increase in the amount of authorized Series B Preferred Shares or any other series of Preferred Shares, in each case ranking on a parity with or junior to the Series B Preferred Shares with respect to payment of distributions and the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding up of the Trust, shall not be deemed to materially and adversely affect such rights, preferences, privilege or voting powers.

     (e) The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series B Preferred Shares shall have been converted, redeemed or called for redemption upon proper notice and sufficient funds or Common Shares, as applicable, shall have been deposited in trust to effect such redemption.


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(7) Conversion.

     (a) Subject to the restrictions on transfer and ownership referenced in
Article VII of the Declaration of Trust, any number of whole (but not fractional) Series B Preferred Shares shall be convertible at any time, at the option of the holders thereof, into fully paid and non-assessable Common Shares at a conversion price of $35.70 per Common Share (equivalent to a conversion rate of 1.40056 Common Shares for each Series B Preferred Share), subject to adjustment as described in Section 7(f) herein (the "Conversion Price"), provided, however, that the right to convert Series B Preferred Shares called for redemption pursuant to Section 5 shall terminate at the close of business on the Redemption Date, unless the Trust shall default in making payment of the redemption price.

     (b) To exercise the conversion right, the holder of each Series B Preferred Share to be converted shall surrender the certificate representing such share, duly endorsed or assigned to the Trust or in blank, at the principal office of the Transfer Agent accompanied by written notice to the Trust that the holder thereof elects to convert such Series B Preferred Share. Unless the shares issuable on conversion are to be issued in the same name as the name in which such Series B Preferred Share is registered, in which case the Trust shall bear the related taxes, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Trust, duly executed by the holder or such holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Trust demonstrating that such taxes have been paid).

     (c) Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for Series B Preferred Shares shall have been surrendered and such notice (and if applicable, payment of an amount equal to the distribution payable on such shares) received by the Trust as aforesaid, and the person or persons in whose name or names any certificate or certificates for Common Shares shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date, and such conversion shall be at the Conversion Price in effect at such time and on such date unless the share transfer books of the Trust shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such share transfer books are open, but such conversion shall be at the Conversion Price in effect on the date on which such shares have been surrendered and such notice received by the Trust.

     (d) Holders of Series B Preferred Shares at the close of business on a Distribution Record Date shall be entitled to receive the distribution payable on such shares on the corresponding Distribution Payment Date notwithstanding the conversion of such shares following such Distribution Record Date and prior to such Distribution Payment Date. However, certificates representing Series B Preferred Shares surrendered for conversion during the period between the close of business on any Distribution Record Date and ending with the opening of business on the corresponding Distribution Payment Date (except shares converted after the issuance of a notice of redemption with respect to a Redemption Date during such period or coinciding with such Distribution Payment Date) shall be accompanied by payment of an amount equal to the distribution payable on such shares on such Distribution Payment Date. A holder of Series B Preferred Shares on a Distribution Record Date who (or whose transferee) tenders any such shares for conversion into Common Shares on such Distribution Payment Date shall receive the distribution payable by the Trust on such Series B Preferred Shares on such date, and the converting holder need not include payment of the amount of such distribution upon surrender of certificates representing such Series B Preferred Shares for conversion. Except as provided above, the Trust shall make no payment or allowance for unpaid distributions, whether or not in arrears, on converted shares or for distribution on the Common Shares that are issued upon such conversion.

     As promptly as practicable after the surrender of certificates for Series B Preferred Shares as aforesaid, the Trust shall issue and shall deliver at such office to such holder, or on his written order, a certificate or certificates for the number of full Common Shares issuable upon the conversion of such shares in accordance with the provisions of this Section 7, and any fractional interest in respect of a Common Share arising upon such conversion shall be settled as provided in subsection (e) of this Section 7.

     (e) No fractional shares of scrip representing fractions of Common Shares shall be issued upon conversion of the Series B Preferred Shares. Instead of any fractional interest in a Common Share that would otherwise be deliverable upon the conversion of a share of Series B Preferred Shares, the Trust shall pay to the holder of such share an amount in cash in respect of such fractional interest based upon the Current Market Price of Common Shares on the Trading Day immediately preceding the date of conversion. If more than one Series B Preferred Share, as the case may be, shall be surrendered for conversion at one time by the same holder, the number of full Common Shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of Series B Preferred Shares so surrendered.

     (f) Conversion Price Adjustments.

            The Conversion Price shall be adjusted from time to time as follows:

            (i) If the Trust shall after the date on which the Series B Preferred Shares are first issued (the "Issue Date")
                 (A) pay or make a distribution to holders of its equity securities in Common Shares, (B) subdivide its outstanding Common Shares into a greater number of shares, (C) combine its outstanding Common Shares into a smaller number of shares or
                 (D) issue any shares
                  of beneficial interest by reclassification of its Common Shares, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of shareholders entitled to receive such distribution or at the opening of business on the day following the day on which such subdivision, combination or reclassification becomes effective, as the case may be, shall be adjusted so that the holder of any Series B Preferred Shares thereafter surrendered for conversion shall be entitled to receive the number of Common Shares that such holder would have owned or have been entitled to receive after the happening of any of the events described above had such Series B Preferred Shares been converted immediately prior to the record date in the case of a distribution or the effective date in the case of a subdivision, combination or reclassification. An adjustment made pursuant to this subsection (i) shall become effective immediately after the opening of business on the day next following the record date (except as provided in subsection (j) below) in the case of a distribution and shall become effective immediately after the opening of business on the day next following the effective date in the case of a subdivision, combination or reclassification.

            (ii) If the Trust shall issue after the Issue Date
                 rights, options or warrants to all holders of Common Shares entitling them to subscribe for or purchase Common Shares (or securities convertible into or exchangeable for Common Shares) at a price per share less than the Fair Market Value per Common Share on the record date for the determination of shareholders entitled to receive such rights, options or warrants, then the Conversion Price in effect at the opening of business on the day next following such record date shall be adjusted to equal the price determined by multiplying (I) the Conversion Price in effect immediately prior to the opening of business on the day following the date fixed for such determination by (II) a fraction, the numerator of which shall be the sum of (A) the number of Common Shares outstanding on the close of business on the date fixed for such determination and (B) the number of shares that the aggregate proceeds to the Trust from the exercise of such rights, options or warrants for Common Shares would purchase at such Fair Market Value, and the denominator of which shall be the sum of (A) the number of Common Shares outstanding on the close of business on the date fixed for such determination and (B) the number of additional Common Shares offered for subscription or purchase pursuant to such rights, options or warrants. Such adjustment shall become effective immediately after the opening of business on the day next following such record date (except as provided in subsection (j) below). In determining whether any rights, options or warrants entitle the holders of Common Shares to subscribe for or purchase Common Shares at less than the Fair Market Value, there shall be taken into account any consideration received by the Trust upon issuance and upon exercise of such rights, options or warrants, the value of such consideration, if other than cash, to be determined by the Trust's Chief Executive Officer or the Board of Trustees.

            (iii) If the Trust shall distribute to all holders of
                 its Common Shares any equity securities of the Trust (other than Common Shares) or evidence of its indebtedness or assets (excluding cash distributions paid out of the total equity applicable to Common Shares, including revaluation equity, less the amount of stated capital attributable to Common Shares, determined on the basis of the most recent annual consolidated cost basis and current value basis and quarterly consolidated balance sheets of the Trust and its consolidated subsidiaries available at the time of the declaration of the distribution) or rights, options or warrants to subscribe for or purchase any of its securities (excluding those rights, options and warrants issued to all holders of Common Shares entitling them to subscribe for or purchase Common Shares, which rights, options and warrants are referred to in and treated under subsection (ii) above) (any of the foregoing being hereinafter in this subsection (iii) called the "Securities"), then in each case the Conversion Price shall be adjusted so that it shall equal the price determined by multiplying (I) the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of shareholders entitled to receive such distribution by (II) a fraction, the numerator of which shall be the Fair Market Value per Common Share on the record date mentioned below less the then fair market value (as determined by the Chief Executive Officer or the Board of Trustees, whose determination shall be conclusive) of the portion of the shares of beneficial interest or assets or evidences of indebtedness so distributed or of such rights, options or warrants applicable to one Common Share, and the denominator of which shall be the Fair Market Value per Common Share on the record date mentioned below. Such adjustment shall become effective immediately at the opening of business on the business day next following (except as provided in subsection
                 (j) below) the record date for the determination of shareholders entitled to receive such distribution. For the purposes of this subsection (iii), the distribution of a Security, which is distributed not only to the holders of the Common Shares on the date fixed for the determination of shareholders entitled to such distribution of such Security, but also is distributed with each Common Share delivered to a person converting a Series B Preferred Share after such determination date, shall not require an adjustment of the Conversion Price pursuant to this subsection (iii); provided that on the date, if any, on which a person converting a Series B Preferred Share would no longer be entitled to receive such Security with a Common Share (other than as a result of the termination of all such Securities), a distribution of such Securities shall be deemed to have occurred, and the Conversion Price shall be adjusted as provided in this subsection (iii) (and such day shall be deemed to be "the date fixed for the determination of the shareholders entitled to receive such distribution" and "the record date" within the meaning of the two preceding sentences).

            (iv) If (I) the Trust shall make cash distributions to
                 all holders of its Common Shares (excluding any cash portion of distributions referred to in subsection (iii) above) which, when combined with (A) all such all-cash distributions made within the preceding 12 months in respect of which no adjustment has been made, plus (B) the amount by which any cash and the fair market value, as of the relevant expiration date, of other consideration payable in respect of any tender offers by the Company for Common Shares expired within the preceding 12 months in respect of which no adjustment has been made exceeds the Current Market Price of the Common Shares acquired in such tender offers, exceeds 15% of the Company's market capitalization (being the product of the then Current Market Price of the Common Shares times the number of Common Shares then outstanding) on the record date for such distribution (the amount by which such cash distributions, when combined with (A) plus (B) above, exceeds such 15% of such market capitalization being referred to herein as the "Excess Cash Amount"), or (II) a tender offer made by the Trust or any subsidiary for all or any portion of the Common Shares shall expire and such tender offer shall require payment to shareholders of aggregate consideration having a fair market value which, when combined with (C) the aggregate of the amount by which the cash plus the fair market value, as of the expiration of such tender offer, of other consideration payable in respect of any other tender offer by the Company or any subsidiary for all or any portion of the Common Shares expiring within 12 months preceding the expiration of such tender offer and in respect of which no adjustment pursuant to this subsection (f)(iv) has been made exceeds the Current Market Price of the Common Shares acquired in such tender offer, plus (D) the aggregate amount of any distributions to all holders of Common Shares made exclusively in cash within the 12 months preceding the expiration of such tender offer and in respect of which no adjustment pursuant to clause (I) above has been made, exceeds 15% of the product of the Current Market Price per share of the Common Shares as of the last time tenders could have been made pursuant to such tender offer times the number of Common Shares outstanding (including tendered shares) (the amount by which such aggregate consideration, when combined with (C) plus (D) above, exceeds such 15% of such product being referred to herein as the "Excess Tender Amount"), then in each case the Conversion Price shall be adjusted so that it shall equal the price determined by multiplying (Y) the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of shareholders entitled to receive such distribution by (Z) a fraction, the numerator of which shall be the Fair Market Value per Common Share on the record date mentioned below less the Excess Cash Amount, if any, and the Excess Tender Amount, if any, and the denominator of which shall be the Fair Market Value per Common Share on the record date mentioned below. Such adjustment shall become effective immediately at the opening of business on the business day next following (except as provided in subsection (j) below) the record date for the determination of shareholders entitled to receive such distribution, or the expiration date of such tender offer, as the case may be.

            (v) No adjustment in the Conversion Price shall be required unless such adjustment would require a cumulative increase or decrease of at least 1% in such price; provided, however, that any adjustments that by reason of this subsection (v) are not required to be made shall be carried forward and taken into account in any subsequent adjustment until made; and provided, further, that any adjustment shall be required and made in accordance with the provisions of this
                 Section 7 (other than this subsection (v)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of Common Shares. Notwithstanding any other provisions of this Section 7, the Trust shall not be required to make any adjustment of the Conversion Price for the issuance of any Common Shares pursuant to any plan providing for the reinvestment of distributions or interest payable on securities of the Trust and the investment of additional optional amounts in Common Shares under such plan. All calculations under this Section 7 shall be made to the nearest cent with ($.005 being rounded upward) or to the nearest one-tenth of a share (with .05 of a share being rounded upward), as the case may be. Anything in this subsection (f) to the contrary notwithstanding, the Trust shall be entitled, to the extent permitted by law, to make such reductions in the Conversion Price, in addition to those required by this subsection (f), as it in its discretion shall determine to be advisable in order that any share distributions, subdivision of shares, reclassification or combination of shares, distribution of rights, options or warrants to purchase shares or securities, or a distribution of other assets (other than cash distributions) hereafter made by the Trust to its shareholders shall not be taxable.

      (g) If the Trust shall be a party to any transaction (including, without limitation, a merger, consolidation, statutory share exchange, self tender offer for all or substantially all of the Common Shares, sale of all or substantially all of the Trust's assets or recapitalization of the Common Shares and excluding any transaction as to which subsection (f)(i) of this Section 7 applied) (each of the foregoing being referred to herein as a "Transaction"), in each case as a result of which Common Shares shall be converted into the right to receive shares, stock, securities or other property (including cash or any combination thereof), each Series B Preferred Share which is not converted into the right to receive shares, stock, securities or other property in connection with such Transaction shall thereafter be convertible into the kind and amount of shares, stock, securities and other property (including cash or any combination thereof) receivable upon the consummation of such Transaction by a holder of that number of Common Shares into which one Series B Preferred Share was convertible immediately prior to such Transaction, assuming such holder of Common Shares (i) is not a Person with which the Trust consolidated or into which the Trust merged or which merged into the Trust or to which such sale or transfer was made, as the case may be (a "Constituent Person"), or an affiliate of a Constituent Person and (ii) failed to exercise his rights of the election, if any, as to the kind or amount of shares, stock, securities and other property (including cash) receivable upon such Transaction (each a "Non-Electing Share") (provided that if the kind and amount of shares, stock, securities and other property (including cash) receivable upon such Transaction is not the same for each Non-Electing Share, the kind and amount receivable by each Non-Electing Share shall be deemed to be the kind and amount receivable per share by a plurality of the Non-Electing Shares). The Trust shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this subsection (g), and it shall not consent or agree to the occurrence of any Transaction until the Trust has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Series B Preferred Shares that will contain provisions enabling the holders of the Series B Preferred Shares that remain outstanding after such Transaction to convert into the consideration received by holders of Common Shares at the Conversion Price in effect immediately prior to such Transaction. The provisions of this subsection (g) shall similarly apply to successive Transactions.

      (h)  If:

            (i) the Trust shall declare a distribution on the Common Shares (other than in cash out of the total equity applicable to Common Shares, including revaluation equity, less the amount of stated capital attributable to Common Shares, determined on the basis of the most recent annual consolidated cost basis and current value basis and quarterly consolidated balance sheets of the Trust and its consolidated subsidiaries available at the time of the declaration of the distribution) or there shall be a reclassification, subdivision or combination of Common Shares; or

            (ii) the Trust shall authorize the granting to the
                 holders of the Common Shares of rights, options or warrants to subscribe for or purchase any shares of any class or any other rights, options or warrants; or

            (iii) the Trust shall authorize the payment of any
                 Excess Cash Amount or Excess Tender Amount; or

            (iv) there shall be any reclassifications of the
                 Common Shares (other than an event to which subsection (f)(i) of this Section 7 applied) or any consolidation or merger to which the Trust is a party and for which approval of any shareholders of the Trust is required, or a statutory share exchange involving the conversion or exchange of Common Shares into securities or other property, or a self tender offer by the Trust for all or substantially all of its outstanding Common Shares, or the sale or transfer of all or substantially all of the assets of the Trust as an entity and for which approval of any stockholder of the Trust is required; or

            (v) there shall occur the voluntary or involuntary liquidation, dissolution or winding up of the Trust,

            then the Trust shall cause to be filed with the Transfer Agent and shall cause to be mailed to the holders of the Series B Preferred Shares at their addresses as shown on the share records of the Trust, as promptly as possible, but at least 15 days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such distribution or rights, options or warrants, or, if a record is not to be taken, the date as of which the holders of Common Shares of record to be entitled to such distribution or rights, options or warrants are to be determined or (B) the date on which such reclassification, subdivision, combination, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up is expected to become effective, and the date as of which it is expected that holders of Common Shares of record shall be entitled to exchange their Common Shares for securities or other property, if any, deliverable upon such reclassification, subdivision, combination, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up. Failure to give or receive such notice or any defect therein shall not affect the legality or validity of the proceedings described in this Section 7.

      (i) Whenever the Conversion Price is adjusted as herein provided, the Trust shall promptly file with the Transfer Agent an officer's certificate setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment, which certificate shall be conclusive evidence of the correctness of such adjustment absent manifest error. Promptly after delivery of such certificate, the Trust shall prepare a notice of such adjustment of the Conversion Price setting forth the adjusted Conversion Price and the effective date such adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Price to the holder of each Series B Preferred Share at such holder's last address as shown on the share records of the Trust.

      (j) In any case in which subsection (f) of this Section 7 provides that an adjustment shall become effective on the date next following the record date for an event, the Trust may defer until the occurrence of such event (A) issuing to the holder of any Series B Preferred Shares converted after such record date and before the occurrence of such event the additional Common Shares issuable upon such conversion by reason of the adjustment required by such event over and above the Common Shares issuable upon such conversion before giving effect to such adjustment and (B) fractionalizing any Series B Preferred Share and/or paying to such holder any amount of cash in lieu of any fraction pursuant to subsection (e) of this Section 7.

      (k) There shall be no adjustment of the Conversion Price in case of the issuance of any shares of beneficial interest of the Trust in a reorganization, acquisition or other similar transaction except as specifically set forth in this Section 7. If any action or transaction would require adjustment of the Conversion Price pursuant to more than one subsection of this Section 7, only one adjustment shall be made, and such adjustment shall be the amount of adjustment that has the highest absolute value.

      (l)  If the Trust shall take any action affecting the Common
           Shares, other than action described in this Section 7, that in the opinion of the Board of Trustees would materially adversely affect the conversion rights of the holders of the Series B Preferred Shares, the Conversion Price for the Series B Preferred Shares may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board of Trustees, in its sole discretion, may determine to be equitable in the circumstances.

      (m) The Trust covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Shares, for the purpose of effecting conversion of the Series B Preferred Shares, the full number of Common Shares deliverable upon the conversion of all outstanding Series B Preferred Shares not theretofore converted.
           For purposes of this subsection (m), the number of Common Shares that shall be deliverable upon the conversion of all outstanding Series B Preferred Shares shall be computed as if at the time of computation all such outstanding shares were held by a single holder.

            The Trust covenants that any Common Shares issued upon conversion of the Series B Preferred Shares shall be validly issued, fully paid and non-assessable. Before taking any action that would cause an adjustment reducing the Conversion Price below the then-par value of the Common Shares deliverable upon conversion of the Series B Preferred Shares, the Trust will take any action that, in the opinion of its counsel, may be necessary in order that the Trust may validly and legally issue fully paid and non-assessable Common Shares at such adjusted Conversion Price.

            Prior to the delivery of any securities that the Trust shall be obligated to deliver upon conversion of the Series B Preferred Shares, the Trust shall endeavor to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by any governmental authority.

      (n) The Trust will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of Common Shares or other securities or property on conversion or redemption of the Series B Preferred Shares pursuant hereto; provided, however, that the Trust shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of Common Shares or other securities or property in a name other than that of title holder of the Series B Preferred Shares to be converted or redeemed, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Trust the amount of any such tax or established, to the reasonable satisfaction of the Trust, that such tax has been paid.

(8) Ownership Limitations. The Series B Preferred Shares are subject to the restrictions on transferability and ownership provisions described in Article VII of the Declaration of Trust. The ownership limit as described in Article VII of the Declaration of Trust (the "Ownership Limit"), with respect to the Series B Preferred Shares shall mean the greater of (1) 9.9% of the Series B Preferred Shares (in value or number, whichever is more restrictive) or (ii) such number of Series B Preferred Shares such that five persons who are considered individuals pursuant to Section 542 of the Internal Revenue Code of 1986, as amended (the "Code"), as modified by Section 856(h)(3) of the Code (taking into account all Excepted Holders (as defined in the Declaration of Trust)), could not Beneficially Own (as defined in the Declaration of Trust), in the aggregate, more than 49.5% of the value of the outstanding shares of beneficial interest of the Trust.

(9) Definitions.

     "Current Market Price" of publicly traded Common Shares or any other class of shares of beneficial interest or other security of the Trust or any other issuer for any day shall mean the last reported sales price, regular way, on such day, or, if no sale takes place on such day, the average of the reported closing bid and asked prices on such day, regular way, in either case as reported on the New York Stock Exchange ("NYSE") or, if such security is not listed or admitted for trading on the NYSE, on the principal national securities exchange on which such security is listed or admitted for trading or, if not listed or admitted for trading on any national securities exchange, on the NASDAQ National Market or, if such security is not quoted on such NASDAQ National Market, the average of the closing bid and asked prices on such day in the over-the-counter market as reported by NASDAQ or, if bid and asked prices for such security on such day shall not have been reported through NASDAQ, the average of the bid and asked prices on such day as furnished by any NYSE member firm regularly making a market in such security selected for such purpose by the Chief Executive Officer of the Trust or the Board of Trustees.

     "Fair Market Value" shall mean the average of the daily Current Market Prices per Common Share during the five consecutive Trading Days selected by the Trust commencing not more than 20 Trading Days before, and ending not later than, the earlier of the day in question and the day before the "ex" date with respect to the issuance or distribution requiring such computation. The term " 'ex' date," when used with respect to any issuance or distribution, means the first day on which the Common Shares trade regular way, without the right to receive such issuance or distribution, on the exchange or in the market, as the case may be, used to determine that day's Current Market Price.

     "Trading Day" shall mean any day on which the securities in question are traded on the NYSE or, if such securities are not listed or admitted for trading on the NYSE, on the principal national securities exchange on which such securities are listed or admitted or, if not listed or admitted for trading on any national securities exchange, on the NASDAQ National Market or, if such securities are not quoted on such NASDAQ National Market, in the applicable securities market in which the securities are traded.

     "Transfer Agent" means Bank of Boston EquiServe LLP, an affiliate of First National Bank of Boston, or such other agent or agents of the Trust as may be designated by the Board of Trustees or its designee as the transfer agent for the Series B Preferred Shares.

     SECOND: The Series B Preferred Shares have been classified and designated by the Board under the authority contained in the Declaration of Trust.

     THIRD: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

     FOURTH: These Articles Supplementary shall be effective at the time the State Department of Assessments and Taxation of Maryland accepts these Articles Supplementary for record.

     FIFTH: The undersigned President of the Trust acknowledges these Articles Supplementary to be the act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

     IN WITNESS WHEREOF, the Trust has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its President and attested to by its Secretary on this 18th day of February, 1998.


                                    EQUITY OFFICE PROPERTIES TRUST


                                    By:  /s/ TIMOTHY H. CALLAHAN
                                         -------------------------------------
                                         Timothy H. Callahan
                                         President and Chief Executive Officer

[SEAL]

ATTEST:


/s/ STANLEY M. STEVENS
---------------------------------------
Stanley M. Stevens, Secretary